Exhibit 21.1

MALVERN BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Malvern Federal Savings Bank(1)	United States

Malvern Insurance Associates, LLC	Pennsylvania
(wholly-owned subsidiary of Malvern Federal Savings Bank)(2)

Coastal Asset Management Co.	Delaware
(wholly-owned subsidiary of Malvern Federal Savings Bank)

MFSB Mortgage Backed Security 2016-A Trust	Delaware
(95% owned by Coastal Asset Management Co., and 5% owned by Malvern Federal Savings Bank)

MFSB Mortgage Backed Security 2017-A Trust	Delaware
(95% owned by Coastal Asset Management Co., and 5% owned by Malvern Federal Savings Bank)

(1) Malvern Federal Savings Bank is in the process of converting from a federal savings bank to a national bank under the name “Malvern Bank, National Association” pursuant to application pending with the Office of the Comptroller of the Currency.

(2) Malvern Insurance Associates, LLC (“Malvern Insurance”) was previously an indirectly wholly-owned subsidiary of Malvern Federal Savings Bank, with 100% of the equity interests of Malvern Insurance owned by Strategic Asset Management Group, Inc. (“SAMG”), a former wholly-owned subsidiary of Malvern Federal Savings Bank. In December 2017, SAMG was merged with and into Malvern Insurance.